Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of April 1, 2015 by and between BORQS Hong Kong Ltd., with an address of Rm 512,5/F, Tower 1, Silvercord, 30 Canton Road, TST, Kowloon, Hong Kong (the “Company”), and United Dash Holdings Limited, a BVI company (“UDH” or the “Consultant”) with an address of 25D, Tower 6, The Palazzo, 28 Lok King Street, Shatin N.T., Hong Kong. Company desires to retain Consultant as an independent contractor to perform consulting services for Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.       SERVICES AND COMPENSATION

1.1       Statement of Work. Consultant shall perform the services in the statement(s) of work attached as exhibit(s) hereto (each a “Statement of Work”) which Consultant and Company may enter into from time to time, and which are incorporated by reference herein.

1.2       Services. Consultant shall perform for Company the services (“Services”) described in the applicable Statement of Work.

1.3       Fees. Company shall pay Consultant the compensation set forth in the Statement of Work for the performance of the Services. Such fees shall be on a time and materials basis, except as may be otherwise set forth in the Statement of Work.

2.       CONFIDENTIALITY

2.1       Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

2.2       Non-Use and Non-Disclosure. Consultant shall not, during or subsequent to the term of this Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party. It is understood that said Confidential Information will remain the sole property of Company. Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in Company’s favor identical to this Section 2. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without Company’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Company.

2.3       Former Employer’s Confidential Information. Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant shall indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

2.4       Third Party Confidential Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

2.5       Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.       OWNERSHIP

3.1       Assignment. Consultant acknowledges that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Work Product”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of Company. Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

3.2       Further Assurances. Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Agreement.

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3.3       Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product; and (ii) Consultant hereby grants Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use, reproduce, distribute, perform, display, prepare derivative works of, make, have made, sell and export such item as part of or in connection with such Work Product. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Work Product without Company’s prior written permission.

3.4       Attorney in Fact. Where Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

3.5       Warranty. Consultant hereby represents and warrants that (i) all Work Product shall be performed and provided in a workmanlike manner and perform according to the agreed upon specifications and Company requirements, (ii) will be the original work of Consultant; (iii) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (iv) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (v) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; and (vi) any software or data portions of the Work Product will operate correctly and consistently upon dates occurring on or after January 1, 2000.

4.         CONFLICTING OBLIGATIONS. Consultant hereby represents and warrants that consultant will not conduct the activities that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

Consultant hereby represents and warrants that consultant will not conduct the activities that would be in conflict with any of the provision of this agreement.

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5.       TERM AND TERMINATION

5.1       Term. This Agreement will commence on the date first written above and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided below.

5.2       Termination. Company may terminate this Agreement or any Statement of Work without cause upon giving one (1) months prior written notice thereof to Consultant. If Company terminates this Agreement under the prior sentence, Company shall pay to Consultant the fees for any Services performed before the effective date of termination on a time and materials basis. Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

5.3       Survival. Upon such termination all rights and duties of the parties toward each other will cease except: (a) Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Fees); and (b) Sections 2 (Confidentiality), 3 (Ownership), 6 (Miscellaneous), and 7 (Arbitration and Equitable Relief) will survive termination of this Agreement.

6.       Miscellaneous

6.1       Nonassignment / Binding Agreement. The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

6.2       Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

6.3       Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

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6.4       Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

6.5       Integration. This Agreement (and all Statements of Works) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

6.6       Confidentiality of Agreement. Consultant shall not disclose any terms or the existence of this Agreement to any third party without the consent of Company, except as required by securities or other applicable laws.

6.7       Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

6.8       Independent Contractors. It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided on the applicable Statement of Work. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon. Consultant further shall indemnify and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or Consultant’s assistants, employee or agents of any of the covenants contained in this Agreement.

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6.9       Benefits. Consultant acknowledges that Consultant will receive no Company- sponsored benefits from Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, MPF or other any social insurance required by law.

7.       ARBITRATION AND EQUITABLE RELIEF

7.1       Disputes. Except as provided in Section 7.4, Company and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Center. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

7.2       Governing Law. The arbitrator(s) must apply Hong Kong law to the merits of any dispute or claim, without reference to conflicts of law rules. Consultant hereby consents to the personal jurisdiction of the courts located in Hong Kong for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

7.3       Costs. Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise required by law.

7.4       Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

7.5       Acknowledgment. CONSULTANT HAS READ AND UNDERSTANDS THIS SECTION 7. CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT WILL BE OBLIGATED TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 7.4, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

7.6       Indemnity. Consultant shall indemnify and hold harmless Company from any losses, liabilities, damages, claims, payments, liens, judgments, demands, costs and expenses (including reasonable attorney’s fees) arising out of any act or omission of Consultant, or Consultant’s performance or breach of this Agreement.

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The parties have executed this Agreement below to indicate their acceptance of its terms.

“CONSULTANT”		“COMPANY”

United Dash Holdings Limited		BORQS Hong Kong Ltd

By:	/s/ Anthony Chan	By:	/s/ Pat Chan
Print Name: Anthony Chan		Print Name: Pat Chan
Title: President		Title: CEO

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EXHIBIT A

STATEMENT OF WORK

Terms and Conditions

A.	Engagement. BORQS hereby retains UDH for the purpose of providing corporate finance and related consulting services to BORQS including but not limited to: financial accounting and reporting, financial planning and budgeting, working with the Company’s independent auditors, negotiating with investors and bankers, fundraising from private and/or public sources, compliance with governmental rules and regulations, listing of the Company’s shares on an exchange either in the U.S., Hong Kong or China, negotiating M&A transactions, and representing the Company on financial matters (the “Services”).

B.	Performance of Consulting Services. During the term hereof, UDH shall provide the above said Services by appointing Mr. Anthony K. Chan (the “Executive”) to personally handle all tasks related to such Services.

C.	Position: Senior Vice President Corporate Finance 高级副总裁 企业融资, this position will be based in the location that designated by company and report to CEO directly.

D.	Consulting fee: The consultant shall receive a monthly compensation in the amount of Twelve thousand and five hundred US Dollars (US$12,500) per month. The amount of the consulting fee shall be reviewed periodically by the company upon the consultant’s actual performance and contribution. Payment shall be wired by company before the 5th working day of the month for the prior month services.

E.	Compensation in Stock. In addition, Consultant shall be paid in common shares of the Company under the following circumstance that the Executive successfully transacts by and before December 31, 2015:

i)	A listing of the Company’s stock on an exchange in the U.S.: 0.4% of the Company’s outstanding common stock at the completion of the listing; or

ii)	A round of private financing for the Company of not less than US$20 million: 500,000 stock options; or

iii)	A sale of the Company to a buyer who has its A shares listed on the Shanghai Stock Exchange: 500,000 stock options.

iv)	The final amounts and details of the Compensation in Stock shall be subject to approval of the Board of Directors of the Company.

F.	The term of the agreement shall be Nine (9) months, effective as of April 1st, 2015. Unless both parties mutually agree to extend the term of this agreement, the term of this agreement shall expire automatically on the expiration date. The agreement can be renewed for an additional time period as agreed by both parties. The agreement can be terminated earlier by either party by giving one month’s prior written notice.

G.	Expense authorized for reimbursement by the Company: Business related expenses of the Executive, including travel, meals and living accommodations incurred in the course of performing the Services, shall be promptly paid or reimbursed by the Company within 10 business days after submission by the Executive. Consultant will be expected to provide expense report for such out of pocket costs the Company has authorized to be reimbursed, except that meals and living accommodations shall be the Executive’s own responsibility while the Executive is working in the city of Beijing and in the San Francisco Bay Area.

The parties have executed this Statement of Work below to indicate their acceptance of its terms.

“CONSULTANT”		“COMPANY”

United Dash Holdings Limited		BORQS Hong Kong Ltd

By:	/s/ Anthony Chan	By:	/s/ Pat Chan
Print Name: Anthony Chan		Print Name: Pat Chan
Title: President		Title: CEO

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EXHIBIT B

Wire Transfer

Bank Account information of consultant: UNITED DASH HOLDINGS LIMITED

Bank Name: Hong Kong and Shanghai Banking Corporation (HSBC)

Bank Address: No.1 Queen’s Road Central, Hong Kong

Account Name: UNITED DASH HOLDINGS LIMITED

Account No: 500 709738 838

Bank Swift: HSBCHKHHHKH

I confirm the above bank information that I have provided is correct.

/s/ Anthony Chan
Consultant ANTHONY CHAN